Exhibit 3.89
AMENDMENT TO AGREEMENT
OF GENERAL PARTNERSHIP OF
NORMAL LIFE OF INDIANA
     This AMENDMENT to Agreement of General Partnership of Normal Life of Indiana dated as of February 28, 2001 between the Partners.
     WHEREAS, the Partners wish to amend the Agreement to permit the Partners to pledge or assign their partnership interests under circumstances as mutually agreed by the Partners.
     WHEREAS, the Partners have determined that such amendment is in the best interest of the Partnership.
     NOW, THEREFORE, the Partners hereby amend the Agreement as follows:
1. Section 6.01 of the Agreement is hereby amended and restated in its entirety as follows:
     Section 6.01 Assignments and transfers of Partnership Interests. A Partner may not assign or otherwise transfer such Partner’s interest in the Partnership (a “Partnership Interest”) except: (a) to another Partner, but only if such transfer has been approved by the holders of 100% of the Voting Partnership Percentages, not including that of the Partner whose Partnership Interest is the subject of the transfer, or (b) to a person admitted as a Partner of the Partnership pursuant to Section 2.05, or (c) as otherwise mutually agreed and approved by all of the Partners.
2. Capitalized, terms used herein shall have the same meaning as such capitalized terms in the Agreement, except where otherwise defined herein.
IN WITNESS WHEREOF, the parties have duly executed this amendment as of the 28th day of February, 2001.

Normal Life of Southern Indiana, Inc.,	Normal Life of Central Indiana, Inc.
Its General Partner	Its Other General Partner

By:	/s/ L. Bryan Shaul	By:	/s/ L. Bryan Shaul

	L. Bryan Shaul		L. Bryan Shaul
	Assistant Treasurer		Assistant Treasurer

AGREEMENT OF GENERAL
PARTNERSHIP OF
NORMAL LIFE OF INDIANA
     AGREEMENT OF GENERAL PARTNERSHIP OF NORMAL LIFE OF INDIANA dated as of July 1, 1996, among the undersigned (herein called the “Partners,” which term shall include any persons hereafter admitted to the Partnership and shall exclude any persons who cease to be Partners).
     WHEREAS, the Partners wish to form a general partnership (the “Partnership”) pursuant to the terms and provisions of this Agreement of General Partnership (the “Agreement”) and in accordance with the statutes and laws of the State of Indiana relating to partnerships;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
GENERAL PROVISIONS
     SECTION 1.01 Partnership Name. The name of the Partnership is NORMAL LIFE OF INDIANA, and its business shall be conducted under the name of NORMAL LIFE OF INDIANA.
     SECTION 1.02 Principal Place of Business. The principal place of business of the Partnership shall be located at 9100 Marksfield Road, Louisville, KY 40222. The location of the principal office may be changed to such other place and the Partnership may have such other offices and places of business wherever located as the Partners may, from time to time, determine.
     SECTION 1.03 Effective Date; Duration. The Partnership shall begin on the date of this Agreement and shall continue thereafter until December 31, 2026, unless voluntarily dissolved sooner by the determination of Partners having in excess of 66 2/3% of the total Partnership Percentages, as hereinafter defined.
     SECTION 1.04 Purposes of the Partnership. The Partnership is organized for the following objects and purposes:
     (a) To engage in and carry on the business of owning, operating and managing community group homes and health care facilities and any other lawful business (whether similar or dissimilar to the foregoing) permitted by the laws of the State of Indiana applicable to partnerships.
     (b) To enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Partners may deem necessary or advisable for the carrying out of the foregoing objects and purposes, including, without limitation,

     (i) to borrow or raise money or guarantee the obligations of others, and, from time to time without limitation as to manner or time of repayment, to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness and to secure the payment of such or other obligations of the Partnership by mortgage upon or hypothecation or pledge of all or part of the property of the Partnership, whether at the time owned or thereafter acquired;
     (ii) to acquire, own, hold, use, develop, sell, exchange, convey, let, lease, rent, hire, mortgage, encumber, lien or in any manner whatsoever dispose of, any such real estate or personal property in whole or in part; to acquire, own, hold, use and dispose of any easements, appurtenances, franchises, privileges, permits, licenses, or rights, in any real estate or personal property or other property interest.
     (iii) either by itself or by contract with others, including a corporation or partnership whose shareholders, partners, officers or employees are Partners, to maintain for the conduct of Partnership affairs one or more offices and in connection therewith to rent or acquire office space, engage personnel, whether part-time or fulltime, and to do, or cause to be done, such other acts as the Partners may deem necessary or desirable in connection with the maintenance and administration of such office or offices and the provision of administrative and clerical services to the Partnership;
     (iv) to register or qualify the Partnership under any applicable Federal or state laws, or obtain exemptions under such laws or rules, as the case may be, if such registration, qualification or exemption is deemed necessary by the Partners;
     (v) to engage independent attorneys, accountants, consultants and such other persons as the Partners may deem necessary or advisable.
     SECTION 1.05 Partnership Property. All property owned by the Partnership shall be held in the name of the Partnership (or in the name of a nominee for the Partnership) and not in the names of the individual Partners, and no Partner shall have any individual ownership rights in such property except for property rights as a Partner.
     SECTION 1.06 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of each Partner as herein set forth.
ARTICLE II
THE PARTNERS
     SECTION 2.01 Schedule of Partners. The names and addresses of all the Partners, the respective amounts that they shall be obligated to contribute to the capital of the Partnership (“Capital Contributions”) and their respective Partnership Percentages (‘Partnership Percentages”) shall be set forth in a schedule (the “Schedule”), which shall be filed with the records of the Partnership and which may be amended from time to time by the Partners.
     SECTION 2.02 Liability of Partners. The Partners and all persons who shall have ceased to be Partners (“former Partners”) shall have unlimited liability for the discharge and satisfaction of all liabilities and obligations of the Partnership incurred at any time during which they are or were Partners.
     All costs, expenses, losses and damages which may be incurred in carrying on the objects of the Partnership shall be paid out of the revenues, net profits and capital of the Partnership, and in case such revenues, net profits and capital are insufficient to pay such charges, then the Partners shall contribute thereto in the proportions of their respective Partnership Percentages.
     If any Partner pays or bears any portion of a Partnership liability or obligation in excess of the amount thereof attributable to such Partner’s Partnership Percentage at the time such liability or obligation was incurred, that Partner shall be entitled to contribution from each of the other Partners and former Partners to the extent that any such Partner did not pay or bear such Partner’s proportionate share of such liability or obligation. This right of contribution is in addition to any other right which might be provided by law or under this Agreement.
     SECTION 2.03 Activities of the Partners. Each Partner agrees to use such Partner’s best efforts, and to cause such Partner’s officers, directors and employees to use their best efforts, in connection with the purpose and objects of the Partnership set forth in Section 1.04, and to cause such Partner’s officers, directors and employees to devote such time and activity as shall be necessary for the management of the affairs of the Partnership; it being understood, however, that nothing contained in this Section 2.03 shall preclude any officer, director or employee of any Partner from acting, consistent with the foregoing, as an officer, director or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, partner of any partnership or administrative official of any other business entity, or from participating in profits derived from the investments of any such corporation, trust, estate, partnership or any other business entity or person, or, from rendering investment advice and counsel to others.
     SECTION 2.04 Authority of Partners. Each Partner shall have the power by itself on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 1.04 and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto.
     SECTION 2.05 Admission of New Partners. New Partners may be admitted with the consent of the holders of more than 66 2/3 % of the Partnership Percentages which are held by Partners (hereinafter called “Voting Partnership Percentages”).
ARTICLE III
PARTNERSHIP PERCENTAGES; ACCOUNTING
     SECTION 3.01 Capital Contributions. The original capital of the Partnership shall be the amount payable by the Partners, set forth in the Schedule, and the amounts of each Partner’s

Capital Contribution shall be set forth in the Schedule opposite each Partner’s name.
     If, at any time prior to the dissolution of the Partnership, additional capital shall be required to carry on the objects of the Partnership, and the Partners having more than 66 2/3% of the total Partnership Percentages shall determine to increase Partnership capital, the additional capital shall be contributed by the Partners in the proportions of their respective Partnership Percentages then in effect, and the Schedule shall be amended to reflect the increase in Capital Contributions of each Partner. Upon the admission of any new Partner to the Partnership pursuant to Section 2.05, the Schedule shall be amended to reflect the Capital Contributions of such Partner. The Capital Contributions of the Partners and the amounts set forth opposite their names on the Schedule as amended from time to time shall be deemed for all purposes of this Agreement to be the respective Capital Contributions of the Partners.
     No interest shall be paid on any capital contributed by the Partners and no Partner shall be entitled to demand the return of any amount representing such Partner’s interest in such Partner’s Capital Contribution at any time or to the return of any such amount, except to the extent of such Partner’s participation in Partnership distributions in reduction of Partnership capital, if any, as provided in this Agreement and except as provided by law.
     SECTION 3.02 Capital Accounts. There shall be established for each Partner on the books of the Partnership as of the first day of each fiscal year, or the date of this Agreement for the first fiscal year of the Partnership, an opening capital account (the “Opening Capital Account”), which for the fiscal year during which a Partner was admitted shall be an amount equal to such Partner’s Capital Contribution which actually has been paid to the Partnership, and which, in respect of each Partner for each fiscal year thereafter, shall be an amount equal to the Closing Capital Account of such Partner for the immediately preceding fiscal year.
     SECTION 3.03 Partnership Percentages. The total Partnership Percentages of all Partners shall at all times equal 100% and shall be set forth on the Schedule. Upon the admission of a new Partner to the Partnership, the Schedule shall be amended to reflect the Partnership Percentage of such new Partner and the resulting adjustment in Partnership Percentages shall be recorded in accordance with Section 3.01. Upon the withdrawal of any Partner from the Partnership, the Schedule shall be amended to reflect the resulting adjustment in the Partnership Percentages of the remaining Partners.
     SECTION 3.04 Allocation of Profits or Losses. The net profits or net losses of the Partnership (including profits and losses from operations, gains and losses from sale or other disposition of Partnership property and assets and all other items of profit and loss whatsoever) for each fiscal year shall be allocated among the Partners in the proportions of their respective Partnership Percentages for such fiscal year.
     For Federal and State income tax purposes, the distributive share of each Partner in the Partnership’s taxable income or loss for any fiscal year, and of any other item of income, gain, loss, deduction or credit, shall be the same as his, her or its respective share in the net profits or net losses of the Partnership for such year.

     SECTION 3.05 Closing-Capital Accounts. At the end of each fiscal year and on the date of termination of the Partnership, the Closing Capital Account of each Partner and each former Partner shall be determined by adjusting such Partner’s most recent Opening Capital Account to give effect to any additional Capital Contribution made by such Partner during such fiscal year and all amounts distributed to such Partner pursuant to Article IV with respect to such fiscal year (or shorter period in the event of a termination or dissolution of the Partnership. prior to the end of any fiscal year), and to reflect the credit or debit, as the case may be, of such Partner’s proportionate share based on its Partnership Percentage of any Net Operating Profits, any Net Operating Losses, any Net Realized Capital Gains and any Net Realized Capital Losses for such fiscal year (or such other shorter period), appropriately adjusted in the event of a change in Partner Percentage during such fiscal year (or such shorter period).
     SECTION 3.06 Definitions. For the purposes of this Agreement, unless the context otherwise requires:
     (a) the term “Net Operating Profits” shall, with respect to any period, mean the excess of the expenses incurred during such period by the Partnership over the aggregate income earned during such period by the Partnership from all sources whatsoever;
     (b) the term “Net Operating Losses” shall, with respect to any period, mean the excess of any aggregate gains realized during such period by the Partnership from the sale, purchase, exchange or other disposition of Partnership property or assets over any aggregate losses realized during such period by the Partnership from the sale, purchase, exchange or other disposition of Partnership property or assets;
     (c) the term “Net Realized Capital Gains” shall, with respect to any period, mean the excess of any aggregate gains realized during such period by the Partnership from the sale, purchase, exchange or other disposition of Partnership property or assets over any aggregate losses realized during such period by the Partnership from the sale, purchase, exchange or other disposition of Partnership property or assets;
     (d) the term “Net Realized Capital Losses” shall, with respect to any period, mean the excess of any aggregate losses realized during such period by the Partnership from the sale, purchase or exchange or other disposition of Partnership property or assets over any aggregate gains realized during such period by the Partnership from the sale, purchase or other disposition of Partnership property or assets;
     SECTION 3.07 Accounting. The fiscal year of the Partnership shall be the calendar year. Books of accounts of the Partnership shall be kept at all times and shall be open to inspection by any Partner. For federal and state income tax purposes, Net Operating Profits, Net Operating Losses, Net Realized Capital Gains and Net Realized. Capital Losses shall be allocated among the Partners and former Partners in the manner set forth in Section 3.05.
     After the end of each fiscal year, the Partnership shall prepare a report setting forth the Partnership Percentage of each Partner and each former Partner for the preceding fiscal year and the transactions effected by the Partnership during such fiscal year in such sufficient detail as shall enable such Partner or former Partner to prepare such Partner’s federal and state income tax returns, and shall mail such report to each Partner and each former Partner who may require such information in preparing federal or state income tax returns.
     SECTION 3.08 Bank Accounts. The Partners shall open and maintain one or more bank accounts in the Partnership name and for the benefit of the Partnership in which there shall be deposited all funds of the Partnership. The funds in the Partnership bank account or accounts shall be solely for the objects of the Partnership and, unless otherwise established in the pertinent resolutions establishing the account or accounts, may be withdrawn on behalf of the Partnership upon the signature of any officer of any Partner, signing alone, and upon the signature of any employee or other representative of the Partnership as may be designated by the Partners, signing alone. To the extent practicable, all expenses of the Partnership shall be paid by check drawn on such account or accounts.
ARTICLE IV
WITHDRAWALS AND DISTRIBUTIONS OF CAPITAL
     SECTION 4.01 Loans and Withdrawals in General. A Partner shall be entitled to borrow or withdraw any amount from the Partnership only with the approval of the holders of more than 66 2/3% of the Voting Partnership Percentages.
     SECTION 4.02 Distributions. The Partners shall make distributions of the Net Operating Profits and Net Realized Capital Gains in such amounts at such time or times as the holders of more than 66 2/3% of the Voting Partnership Percentages shall determine, all in the proportions of the respective Partnership Percentages.
ARTICLE V
DISSOLUTION; WINDING-UP
     SECTION 5.01 Dissolution. The Partnership shall be dissolved as to all Partners on a date specified in any decree of court or as determined by the Partners in accordance with Section 1.03, and the Partnership shall be wound-up and liquidated thereafter as promptly as practicable in accordance with law and the following provisions. Upon . dissolution as aforesaid occasioned other than pursuant to decree of court, the affairs of the Partnership shall be wound-up jointly by the Partners. Upon dissolution and liquidation a full and general account of the assets and liabilities of the Partnership and the capital account of the Partners shall be taken and the assets of the Partnership shall be applied in the following order of priority:
     (a) first, in discharge of (i) claims of creditors of the Partnership who are not Partners and (ii) all expenses of liquidation; in the event the Partnership’s obligation to make any such payment shall be subject to a contingency, the amount thereof shall be reserved until such contingency shall cease to exist and thereafter shall be applied in accordance with this Section 5.01;

     (b) second, to the pro rata payment of all claims of Partners for advances to the Partnership; provided, however, that this clause shall not be construed to include any repayment of any Partner’s Capital Contribution or any Partner’s capital account balance; and
     (c) finally, any remaining surplus shall be distributed to the Partners in the same proportion, as to each Partner, as the amounts of their respective Closing Capital Accounts.
     SECTION 5.02 Winding-Up. In winding-up the affairs of the Partnership, subject to satisfying the requirements of clauses (a) and (b) of Section 5.01, the responsible Partners may determine to distribute in kind any and all properties of the Partnership that are suitable or legal for distribution in kind and shall take action to liquidate all other assets as promptly as practicable. All assets which are to be liquidated may be sold at public or private sale and any Partner may purchase such assets at such date.
ARTICLE VI
ASSIGNMENTS AND TRANSFERS OF PARTNERSHIP INTERESTS
     SECTION 6.01 Assignments and Transfers of Partnership Interests. A Partner may not assign or otherwise transfer such Partner’s interest in the Partnership (a “Partnership Interest”) except: (a) to another Partner, but only if such transfer has been approved by the holders of 100% of the Voting Partnership Percentages, not including that of the Partner whose Partnership Interest is the subject of the transfer, or (b) to a person admitted as a Partner of the Partnership pursuant to Section 2.05.
ARTICLE VII
MISCELLANEOUS
     SECTION 7.01 Filings. The Partners shall promptly cause to be filed, recorded and published such statements of fictitious business name and other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the formation of the Partnership or the conduct of its business from time to time.
     SECTION 7.02 Amendments. This Agreement shall not be amended except by an instrument in writing, executed by all Partners.
     SECTION 7.03 Successors; Counterparts. This Agreement: (a) shall be binding the successors and permitted assigns of the Partners; and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart as of the day and year first above written.
     SECTION 7.04 Governing Law, Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said law or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
     SECTION 7.05 Notices. All notices that are required to be given in writing hereunder, shall be deemed to have been duly given if delivered personally to the recipient Partner or mailed, first class registered mail with postage pre-paid, return receipt requested, to such Partner at its address set forth in the Schedule or at such other address or addresses as such Partner shall have notified the other Partners.

General Partner:
NORMAL LIFE OF INDIANA, INC.
an Indiana corporation

	By:	/s/ Frederic H. Davis

Frederic H. Davis
Executive Vice President

General Partner:
NORMAL LIFE OF TERRE HAUTE, INC.
an Indiana corporation

	By:	/s/ Frederic H. Davis

Frederic H. Davis
Executive Vice President
General Partner:
NORMAL LIFE OF SHERIDAN, INC.
an Indiana corporation

	By:	/s/ Frederic H. Davis

Frederic H. Davis
Executive Vice President

SCHEDULE

Partner and Address	Capital Contribution	Percentage

Normal Life of Indiana, Inc	$7,859	17.08%
1720 N. Kentucky Ave.
Evansville, IN 47711
Fed. ID #35-1572479

	All tangible and intangible assets of the corporation, including all assets associated with the following 11 CFR/DD group homes:
	Adams, Michigan, Delmar, Linwood, Mesker, Marion, Sheffield, Riverside, Olmstead, Chandler, and Pfiefer

Normal Life of Terre Haute, Inc.	$19,403	42.22%
1800 S. 3rd St.
Terre Haute, IN 47802
Fed. ID #62-1365098

	All tangible and intangible assets of the corporation, including all assets associated with the following 16 CFR/DD group homes:
	South 11th, Schaal, Washington, 7th Street, 17th Street, Marley, Hampton, N. 6th St., Pine Villa, Cruft, East Main St., W. College, Anderson, Redwood, and N. Lafayette.

Normal Life of Sheriday, Inc.	$18,740	40.70%
903 Sheridan Avenue, Box 9
Sheridan, IN 46069
Fed. ID #35-1878551

	All tangible and intangible assets of the corporation, including all assets associated with the following 50 bed ICF/MR facility: Normal Life of Indiana, Inc., Sheridan, IN

	$46,002	100%